UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2022

VINCO VENTURES, INC.

(Exact name of registrant as specified in charter)

Nevada	001-38448	82-2199200
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Address Not Applicable(1)	Address Not Applicable(1)
(Address of principal executive offices)	(Zip Code)

(866) 900-0992

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13©(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	BBIG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

(1) We are a remote-friendly company, with several hubs and locations for employees to collaborate. Accordingly, we do not maintain a headquarters. For purposes of compliance with applicable requirements of the Securities Act of 1933, as amended, and Securities Exchange Act of 1934, as amended, stockholder communications required to be sent to our principal executive offices may be directed to the email address set forth in our proxy materials and/or identified on our investor relations website.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8, 2022 and effective on that date, the Board of Directors of Vinco Ventures Inc. (“Vinco Ventures”), appointed Theodore Farnsworth as Co-Chief Executive Officer. He will serve alongside current Chief Executive Officer, Lisa King, with each serving as Co-Chief Executive Officer of Vinco Ventures. In addition to serving as co-CEO, Ms. King will continue as a member on the Board of Directors. Mr. Farnsworth is the Co-Founder and Chairman of ZASH Global Media and Entertainment Corporation (“ZASH”).

Theodore Farnsworth, age 60, has served as a member of the board of managers of ZVV Media Partners, LLC (“ZVV”), our joint venture with ZASH, since Vinco Ventures and ZASH entered into the Second Amended and Restated Limited Liability Company Agreement of ZVV on July 22, 2021. ZVV owns 80% of the outstanding equity interests in Lomotif Private Limited (“Lomotif”). ZASH and the Company are the sole members of ZVV. Mr. Farnsworth is the controlling stockholder of ZASH. Mr. Farnsworth founded ZASH in January 2021 and has served as ZASH’s Chairman since its inception. In his role as a Manager of ZVV and controlling stockholder of ZASH, Mr. Farnsworth has played an important role in Lomotif’s business development and growth initiatives, and arranging the Company’s acquisition of AdRizer, which was completed in February 2022, to serve the Company’s goal of using the Lomotif social media platform to generate advertising revenue. From January 2017 to September 2019, Mr. Farnsworth served as Chairman of the Board and Chief Executive Officer of Helios and Matheson Analytics Inc. (“Helios”), a former Nasdaq listed company, and as a director of MoviePass, Inc. (“MoviePass”) from the time Helios acquired a controlling interest in MoviePass in December 2017 until September 2019. Mr. Farnsworth founded Zone Technologies Inc. (“Zone”) in November 2016 and served as its Chief Executive Officer from inception. Helios acquired Zone in November 2016.

Since January 1, 2020, Vinco Ventures is or was a participant in the following transactions in which Mr. Farnsworth has or had a direct or indirect material interest:

ZASH Global Media and Entertainment Corporation. Mr. Farnsworth is the controlling shareholder of ZASH, and is also a member of the board of managers of ZVV. As of March 31, 2022, Lomotif owed ZASH $2,500,000 in original principal amount under two promissory notes. In addition, ZASH owed the Company $15,000,000 in original principal amount under six promissory notes. On October 1, 2021, ZASH, ZVV, and AdRizer, LLC (“AdRizer”) entered into a letter of intent (as amended, the “LOI”), which contemplated the acquisition by ZASH or ZVV of all of the outstanding equity interests of AdRizer. On February 11, 2022, Vinco Ventures, ZASH and ZVV entered into an Assignment and Assumption Agreement whereby ZASH and ZVV assigned to Vinco Ventures, and Vinco Ventures assumed, all of the rights and obligations of ZASH and ZVV under the LOI, in consideration of a cash payment by Vinco Ventures to ZASH of $6.75 million upon the closing of the acquisition, which occurred on February 11, 2022. During the year ended December 31, 2021, ZASH was performing certain management functions on behalf of ZVV for which ZASH received $3,500,000 during the year ended December 31, 2021.

There are no arrangements or understandings between Mr. Farnsworth and any other person pursuant to which he was appointed as the Company’s Co-Chief Executive Officer. Vinco Venture's Chairman, Roderick Vanderbilt, co-founded ZASH and served as the President of ZASH, and has a pre-existing personal and business relationship with Mr. Farnsworth, who is the controlling shareholder of Zash. There are no family relationships between Mr. Farnsworth, on the one hand, and any director, executive officer, or person nominated or chosen by Vinco Ventures to become a director or executive officer, on the other.

The compensation for Mr. Farnsworth’s service in the role of Co-Chief Executive Officer has not yet been determined.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 14, 2022

VINCO VENTURES, INC.

By:	/s/ Lisa King
Name:	Lisa King
Title:	Chief Executive Officer